Exhibit 10.46

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of October 30, 2006, between Interline Brands, Inc., a New Jersey corporation (the “Company”), and Lucretia Doblado (“Executive”), as heretofore amended, is dated as of December 31, 2008.

WHEREAS, the Company and Executive wish to amend the Employment Agreement as provided herein to reflect certain changes required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:

1. Defined Terms. Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

2. Amendment to Section 4 of the Employment Agreement. Section 4 of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:

“Payments of annual bonus that arc earned, if any, shall be made as soon as practicable following the determination by the Company that such amount have been earned, but in any event on or prior to March 15 of the year following the year such bonus is earned.”

3. Amendment to Section 6 of the Employment Agreement. Section 6 of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:

“To the extent that any reimbursements pursuant to this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s (taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount or such benefits or reimbursements that Executive receives in any other taxable year.”

4. Amendment to Section 7 of the Employment Agreement. Sections 7(c) of the Employment Agreement are each hereby amended to provide that any payments of a Pro Rata Bonus shall be payable at such time as bonuses for the relevant year would have otherwise been paid had Executive’s employment not terminated.

5. Further Amendment to Section 7 of the Employment Agreement. Section 7(f) of the Employment Agreement is hereby amended by adding the following at the end thereof to read as follows:

“The Executive shall execute and deliver the waiver and release described in this Section 7(f) to the Company within 30 days following the date of Executive’s termination of employment.”

6. Amendment to Section 12 of the Employment Agreement. A new Section 12(k) of the Employment Agreement is hereby added to read as follows:

“(k) Section 409A ..

(i)            For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section409A will comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. In this regard, the provisions of this Section 12(k) shall only apply if and to the extent, required to avoid the imputation or any tax, penalty or interest pursuant to Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible find liable for the satisfaction of all taxes, penalties and ill1erestlhat may be imposed all or for the account of Executive in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references in this Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(ii)           Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. no payments under this Agreement that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six months after the date of Executive’s “separation From service” as defined in Section 409A) or, if earlier, Executive’s date of death, following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

(iii)          In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages are described in Section 7(c)(iii) are “deferred compensation” and may not be exempt from U.S. federal income tax. Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months (and at the end of such six-month period, Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by Executive for such coverages), and any payments, benefits or reimbursements paid or provided to Executive under Section 7(c)(iii) of this Agreement shall be paid or provided as promptly as practicable, and in all events not later than the last day of the third taxable year following the taxable year in which the Executive’s separation from service occurs.

(iv)          For the avoidance of doubt, it is intended that any indemnification payment or expense reimbursement made hereunder shall be exempt From Section 409A. Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of the Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

7.             Continuing Effect of Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement arc and shall remain in full force and effect.

8.             Governing Law. This Amendment shall be governed by, construed under. and interpreted in accordance with the laws or the Stale of Florida applicable to agreements made and to be wholly perfol1llcd within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida.

9.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original. but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

INTERLINE BRANDS, INC.

/s/ Michael J. Grebe
By: Michael J. Grebe
Its: President and Chief Executive Officer

EXECUTIVE

/s/ Lucretia Doblado
Lucretia Doblado

[Signature page to amendment to
 Employment Agreement between the Company and Lucretia Doblado]